UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2013

99¢ ONLY STORES

(Exact name of registrant as specified in its charter)

California	1-11735	95-2411605
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 East Union Pacific Avenue
City of Commerce, California	90023
(Address of principal executive offices)	(Zip Code)

(323) 980-8145

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                   Entry into a Material Definitive Agreement.

On October 8, 2013, 99¢ Only Stores (the “Company”) completed repricing its outstanding Tranche B-1 term loans and upsizing its outstanding senior secured term loans by $100 million through the issuance of incremental term loans in an aggregate principal amount of $100 million.  The Company effected the repricing and upsizing by entering into, together with its direct parent, Number Holdings, Inc. (“Parent”), Royal Bank of Canada, as administrative agent and the other lenders party thereto, Amendment No. 2 to the Term Credit Agreement (the “Term Amendment”),  amending the Company’s $525 million Credit Agreement, dated as of January 13, 2012 (as amended by Amendment No. 1 to the Term Credit Agreement, dated as of April 4, 2012, the “Term Credit Agreement”).  The Term Amendment provides for the conversion of the existing Tranche B-1 term loans into new Tranche B-2 term loans and the incurrence of $100 million in aggregate principal amount of incremental term loan B.  The Term Amendment decreases the interest rate applicable to the term loans from LIBOR plus 4.00% (or base rate plus 3.00%) to LIBOR plus 3.50% (or base rate plus 2.50%) and the LIBOR floor from 1.25% to 1.00%.   Under the Term Amendment, the incremental term loans have the same interest rate as the other term loans.

In connection with the Term Amendment, the Company, Parent, Royal Bank of Canada, as administrative agent and the other lenders party thereto entered into Amendment No. 2 to the ABL Credit Agreement (the “ABL Amendment,” and together with the Term Amendment, the “Amendments”), amending the Company’s $175 million Credit Agreement, dated as of January 13, 2012 (as amended by the Amendment No. 1 to the ABL Credit Agreement, dated as of April 4, 2012, the “ABL Credit Agreement,” and together with the Term Credit Agreement, the “Credit Agreements”).

Each Amendment (a) amends certain restricted payment provisions to permit the (i) purchase by Parent from certain former members of the Company’s management, Eric Schiffer, Jeff Gold and Howard Gold, and Karen Schiffer and The Gold Revocable Trust dated October 26, 2005 or certain of their affiliates (collectively, the “Sellers”) all of the shares of Parent’s Class A Common Stock, par value $0.001 per share (“Class A Stock”), and Parent’s Class B Common Stock, par value $0.001 per share (“Class B Stock”), owned by each such Seller and (ii) cancellation and forfeiture of all of the options to purchase shares of Class A Stock and Class B Stock held by such Seller, for aggregate consideration of approximately $130 million, and (b) removes the maximum capital expenditures covenant.  The Company has not yet entered into, and may not enter into, an agreement to effect the purchase of Class A Stock and Class B Stock from the Sellers.

In addition, the Term Amendment (a) modifies the existing restricted payment builder basket construct so that from and after March 31, 2013 it is based on 50% of positive Consolidated Net Income (as defined in the Term Credit Agreement), subject to a reduction for 100% of negative Consolidated Net Income, and (b) permits proceeds of any sale leasebacks of any assets acquired after January 13, 2012, to be reinvested in the Company’s business without restriction.

The foregoing descriptions of each of the Amendments are only a summary, do not purport to be complete and are qualified in their entirety by reference to the Amendments, respectively, which will be filed as exhibits to the Company’s next Quarterly Report on Form 10-Q and are incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

99¢ ONLY STORES

Dated: October 8, 2013	By:	/s/ Frank Schools
Frank Schools
Senior Vice President, Chief Financial Officer